Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:
Ry Schwark	Joe Reinhart
Media Contact	Investor Contact
503.685.1660	503.685.1462
ry_schwark@mentor.com	joe_reinhart@mentor.com

MENTOR GRAPHICS CORPORATION TO RELEASE FISCAL Q4 2011 FINANCIAL

RESULTS ON FEBRUARY 24, 2011

Company Expects to Meet or Exceed Q4 2011 Financial Guidance

WILSONVILLE, Ore., February 17, 2011—Mentor Graphics Corp. (NASDAQ: MENT) today announced that the company will release financial results for the fiscal fourth quarter, ended January 31, 2011, on Thursday, February 24, 2011 at approximately 4:15 p.m. Eastern time. A conference call with investors to discuss the financial results is scheduled for 5:00 p.m. Eastern time.

The company today affirmed that it expects to meet or exceed its outlook for the fiscal fourth quarter and full fiscal year 2011, as provided on November 19, 2010. This guidance was for revenue of about $293 million, non-GAAP earnings per share of approximately $0.46, and GAAP earnings per share of about $0.40 for the fourth quarter, up from reported revenues of $237.1 million, non-GAAP earnings per share of $0.30, and GAAP earnings per share of $0.39 for the fourth quarter of the preceding fiscal year. For the full fiscal year ending January 31, 2011, the company expected revenue in the range of $900 million, non-GAAP earnings per share of about $0.67, and GAAP earnings per share of approximately $0.19, as compared to reported revenues of $802.7 million, non-GAAP earnings per share of $0.47, and a GAAP loss per share of $0.23 for the preceding fiscal year. For a reconciliation of GAAP to non-GAAP guidance, see “Discussion of Non-GAAP Financial Measures” below.

Mentor Graphics’ board and management team are focused on delivering shareholder value. The company’s share price has grown by more than 70% over the last year and it also grew by more than 70% during the prior year period, for a two year growth of approximately 200%, significantly outperforming its peer group and the market.

Webcast Participation

•	Live audio webcast at http://www.mentor.com/company/investor_relations. Please register at this website prior to the scheduled call time of 5:00 p.m. Eastern time.

•	Conference call replay: Begins February 24, 2011 (7:00 p.m. Eastern time); Ends March 4, 2011 (3:00 a.m. Eastern time). USA 800-475-6701; International 320-365-3844; Access code: 192453

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues over the last 12 months of about $850 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics and Mentor are registered trademarks of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

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Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (ii) product bundling or discounting of products and services by competitors; (iii) effects of foreign currency fluctuations on the company’s business; (iv) changes in accounting or reporting rules or interpretations; (v) the impact of tax audits, or changes in the tax laws, regulations or enforcement practices; (vi) effects of unanticipated shifts in product mix on gross margin; and (vii) effects of customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations and liquidity, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Fiscal Year Definition

Mentor Graphics fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities, which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•

Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•

Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline P.C.B. Solutions Limited Partnership (Frontline), represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•

In connection with the Company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in a joint venture, Frontline P.C.B. Solutions Limited Partnership (“Frontline”). We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

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Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•

Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•

We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•

We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•

Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. The company, its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation. The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2011 annual meeting of shareholders. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. Shareholders are urged to read the proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. Information concerning these participants is available in the company’s proxy statement for the 2010 annual meeting of shareholders filed with the SEC on May 28, 2010, and in subsequent SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the company’s proxy statement for the 2011 annual meeting of shareholders and other relevant documents when they become available, because they will contain important information, including information with respect to such participants. You can obtain free copies of these referenced documents as described above.

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(In thousands, except earnings per share data)

	Three Months Ended January 31,	Twelve Months Ended January 31,
	2010	2010
GAAP net income (loss)	$39,367	$(21,889)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	300	1,618
Research and development	2,052	10,931
Marketing and selling	1,622	8,406
General and administration	1,209	5,204
Acquisition - related items:
Amortization of purchased intangible assets
Cost of revenues (2)	3,047	12,012
Amortization of intangible assets (3)	2,630	11,184
Special charges (4)	5,444	21,334
Other income (expense), net (5)	257	1,108
Interest expense (6)	713	2,410
Income tax effects (7)	(25,877)	(7,028)

Total of non-GAAP adjustments	(8,603)	67,179

Non-GAAP net income	$30,764	$45,290

GAAP weighted average shares (diluted)*	101,750	96,474
Non-GAAP adjustment	—	1,901

Non-GAAP weighted average shares (diluted)*	101,750	98,375

GAAP net income (loss) per share (diluted)*	$0.39	$(0.23)
Non-GAAP adjustments detailed above	(0.09)	0.70

Non-GAAP net income per share (diluted)*	$0.30	$0.47

*	Diluted GAAP and non-GAAP net income per share for the three months ended January 31, 2010 includes $125 of convertible debt interest, net of tax, added back to GAAP and non-GAAP net income and corresponding 1,379 dilutive shares added to the weighted average number of shares outstanding. Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax add back to non-GAAP net income and corresponding 1,415 dilutive shares added to the weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)	Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.
(4)	Three months ended January 31, 2010: Special charges consist of (i) $1,717 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $1,547 related to the abandonment of excess leased facility space, (iii) $1,175 in advisory fees, (iv) $405 related to an asset abandonment, (v) $302 in lease restoration costs, and (vi) $298 in acquisition costs.

Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

(5)	Three months ended January 31, 2010: Loss of $257 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010: Other income (expense), net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

(6)	Three months ended January 31, 2010: $713 in amortization of original issuance debt discount.

Twelve months ended January 31, 2010: $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

(7)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP

EARNINGS PER SHARE GUIDANCE

The following table reconciles management’s estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP loss per share for the periods shown below:

	Q4 FY11	FY11
Diluted GAAP net income per share	$0.40	$0.19
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	$0.03	0.17
Amortization of other identified intangible assets (2)	$0.01	0.07
Equity plan-related compensation (3)	$0.05	0.20
Special charges (4)	$0.00	0.07
Other expense, net and interest expense (5)	$0.01	0.03
Non-GAAP income tax effects (6)	($0.04)	(0.06)

Non-GAAP net income per share	$0.46	$0.67

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Q4 FY11 and Full Year FY11 assumes no additional acquisitions.
(2)	Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q4 FY11 and Full Year FY11 assumes no additional acquisitions.
(3)	Excludes equity plan-related compensation expense.
(4)	Excludes special charges consisting primarily of costs incurred for facility closures, employee rebalances (which includes severance benefits, notice pay and outplacement services), advisory legal fees, and acquisition costs. The guidance for Q4 FY11 and Full Year FY11 assumes no additional special charges.
(5)	Reflects amortization of original issuance debt discount and bond premium, net, equity in losses of unconsolidated entities, and a premium on the partial redemption of convertible debt. The guidance for Q4 FY11 and Full Year FY11 assumes no additional equity in losses of unconsolidated entities or premium on the partial redemption of convertible debt.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.